Exhibit 99.1

Certification

Pursuant to 18 U.S.C. ss. 1350, the undersigned officer of Mission Broadcasting of Wichita Falls, Inc. (the “Company”), hereby certifies that the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2001 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 28, 2003	By:	/s/ DAVID S. SMITH
David S. Smith President and Treasurer (principal executive officer and principal financial and accounting officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. ss. 1350 and is not being filed as part of the Report or as a separate disclosure document.